Exhibit 99.1

Pioneer Behavioral Health Signs Agreement to Acquire
MeadowWood Behavioral Health

Expected to Add Approximately $15 Million in Annual (TTM) Revenue,

or Approximately a 30% increase over FY 2010 Revenues

PEABODY, Mass. – March 16, 2011 -- PHC, Inc., d/b/a Pioneer Behavioral Health (NYSE Amex: PHC), a leading provider of inpatient and outpatient behavioral health services, today announced that it has signed an agreement to acquire MeadowWood Behavioral Health, located in New Castle, Delaware, for $21.5 million, subject to customary purchase price adjustments. The transaction is expected to close late in the second quarter of 2011.

The facility is a licensed acute care psychiatric hospital with 58 beds providing services on its 11-acre campus to adults suffering with mental illness and substance abuse. MeadowWood has both inpatient and partial hospitalization services focused on geriatric, co-occurring and acute mental disorders.

“This important acquisition will help accelerate our growth and improve our geographic penetration,” commented Bruce A. Shear, Pioneer's president and CEO. “MeadowWood produced revenues of approximately $15 million for the 12-month period ended December 31, 2010, or approximately 30% of our fiscal 2010 full-year revenue. This acquisition is expected to be highly synergistic to PHC and in-line with our growth-related goals. Not only will the expansion into Delaware open a new market for our services, but the margins of this facility are strong due to MeadowWood’s operating model, helping to improve the Company’s margins after the acquisition is fully integrated into the PHC system. We expect this transaction to be accretive and to represent a future growth opportunity for our Company.”

PHC anticipates seeking approval for additional beds to expand the facility during the next 12 months. PHC will retain the existing staff at MeadowWood under PHC management, which should improve efficiency by spreading more beds across the same operating leadership.

Mr. Shear continued, “We are excited to add the MeadowWood facility, its skilled and experienced health care team and a reputation for high quality care, to the PHC organization.”

The anticipated acquisition is being made in connection with the divestiture requirements imposed on Universal Health Services following its acquisition of Psychiatric Solutions..  The closing is contingent upon regulatory approval, including approval from the FTC and appropriate regulatory agencies of the State of Delaware, and other customary closing conditions.

PHC has received a commitment for the funding of up to $23.5 million of senior secured term debt and a $3.0 million senior secured revolving credit facility in connection with the acquisition from Jefferies Finance LLC, a division of Jefferies and Company Inc.  Jefferies is a full service securities and investment banking firm serving companies and their investors globally.

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About PHC d/b/a Pioneer Behavioral Health

PHC, Inc., d/b/a Pioneer Behavioral Health, is a national healthcare company providing behavioral health services in five states, including substance abuse treatment facilities in Utah and Virginia, and inpatient and outpatient psychiatric facilities in Michigan, Pennsylvania, and Nevada. The Company also offers internet and telephonic-based referral services that includes employee assistance programs and critical incident services. Contracted services with government agencies, national insurance companies, and major transportation and gaming companies cover more than one million individuals. Pioneer helps people gain and maintain physical, spiritual and emotional health through delivering the highest quality, most culturally responsive and compassionate behavioral health care programs and services. For more information, visit www.phc-inc.com.

Statement under the Private Securities Litigation Reform Act of 1995
This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company and its future plans and objectives, the Company’s ability to complete and effectively integrate the acquisition and the Company’s ability to complete the committed financing. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the Company's annual report on Form 10-K for the most recently ended fiscal year.

Contact:

PHC, Inc.
Bruce A. Shear, 978-536-2777 President & CEO

or

Hayden IR
Brett Maas, 646-536-7331 Managing Partner
E-mail: brett@haydenir.com

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